Exhibit 3.2

Central Pacific Financial Corp.

Board of Directors

Resolutions

Amendment of Bylaws to Declassify the Board

WHEREAS, the Corporation currently has a classified Board of Directors (the “Board”) consisting of twelve (12) members, with three (3) classes consisting of four (4) members each;

WHEREAS, the Board has carefully assessed the views of the stockholders of the Corporation and its governance practices relating to the continuation of a classified board structure;

WHEREAS, the Board believes that eliminating the classified board structure over time is in the best interest of the Corporation and its stockholders;

WHEREAS, the Board desires to amend the Bylaws of the Corporation (the “Bylaws”) in order to implement the declassification of the Board  over time so that all directors elected prior to the 2010 annual meeting of the stockholders serve out their respective three year terms and all directors elected at or after the 2010 annual meeting of stockholders will be elected for a one year term expiring at the next annual meeting of stockholders following their election.

NOW THEREFORE, BE IT RESOLVED, that the Bylaws shall be amended as set forth below, such amendment to be effective as of the date set forth below:

The first paragraph of Section 1 of Article III of the Bylaws, which is set forth below, shall be deleted from the Bylaws:

“The business of the Corporation shall be managed by a Board of Directors which shall be twelve (12) in number.  The directors shall be divided into three classes, designated Class I, Class II and Class III, with the terms of office of one class expiring each year.  Each Class shall consist of four directors.  The term of the initial Class I directors shall terminate on the date of the 2007 Annual Meeting; the term of the initial Class II directors shall terminate on the date of the 2005 Annual Meeting; and the term of the initial Class III directors shall terminate on the date of the 2006 Annual Meeting or, in each case, upon such director’s earlier death, resignation or removal.  At each succeeding Annual Meeting of Stockholders beginning in 2005, successors to the class of directors whose term expires at that Annual Meeting shall be elected for a three-year term and hold office until their successors are duly elected and qualified.”

The following paragraph shall replace in its entirety the first paragraph of Section 1 of Article III of the Bylaws, which was deleted above:

“The business of the Corporation shall be managed by a Board of Directors which shall be twelve (12) in number.  Each director who is elected or appointed at or after the 2010 annual meeting of stockholders shall hold office until the next annual meeting of stockholders. Directors elected prior to the 2010 annual meeting of stockholders shall continue to hold office until the expiration of the three-year terms for which they were elected. In each instance, a director shall hold office until the expiration of their term and until their successors have been elected and qualified, subject to their earlier death, resignation, retirement, disqualification or removal from office.  The foregoing provisions of this Section 1 are subject to the rights of the holders of any outstanding series of Preferred Stock.”

RESOLVED FURTHER, that this amendment to the Bylaws shall become effective on August 26, 2009.

RESOLVED FURTHER, that the officers of the Corporation shall be and they hereby are authorized, empowered and directed to do all such things and acts and to make, execute, deliver and file all such instruments and documents on behalf of the Corporation as may be necessary and by them deemed appropriate to implement the foregoing resolutions, and all acts of the officers of the Corporation which are consistent with the purpose and intent of these resolutions shall be and the same hereby are in all respects ratified, approved and confirmed.

Certification by Corporate Secretary

I hereby certify that I am the duly elected, qualified and acting Corporate Secretary of Central Pacific Financial Corp. (the “Corporation”), a Hawaii corporation, and as such, do hereby certify that the foregoing resolutions regarding “Amendment of Bylaws to Declassify the Board” (the “Resolutions”) were duly adopted by the Board of Directors of the Corporation (the “Board”) on  August 26, 2009, at a validly and duly called and held meeting at which a quorum was present throughout, and pursuant to the Board’s proper power and authority, and do hereby further certify that the Resolutions are a complete, correct and accurate copy of the Resolutions as presented before and adopted by the Board, and do hereby further certify that the Resolutions are in full force and effect and have not been modified, amended, terminated or rescinded.

IN WITNESS WHEREOF, I have hereunto signed below and affixed the corporate seal of the Corporation on August 26, 2009.

  /s/ GLENN K.C.CHING
Glenn K.C. Ching
Corporate Secretary
Central Pacific Financial Corp.